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                                                                    Exhibit 99.1



5775 Morehouse Drive
San Diego, CA 92121-1714
(858) 587-1121
www.qualcomm.com

Press Room

QUALCOMM Contacts:
Christine Trimble, Corporate Public Relations
1-(858) 651-3628 (ph)
1-(858) 651-2590 (fax)
e-mail: ctrimble@qualcomm.com
or
Julie Cunningham, Investor Relations
1-(858) 658-4224 (ph)
1-(858) 651-9303 (fax)
e-mail: jcunningham@qualcomm.com


QUALCOMM and Kyocera Close Agreement for Terrestrial CDMA Phone Business

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SAN DIEGO -- February 22, 2000 -- QUALCOMM Incorporated (Nasdaq: QCOM) today announced the completion of the sale of its terrestrial-based wireless Code Division Multiple Access (CDMA) consumer phone business, including phone inventory, manufacturing equipment and customer commitments, to Kyocera Wireless Corp. (KWC), a wholly owned subsidiary of Kyocera International, Inc., which is the North American holding company for Kyocera Corporation (NYSE: KYO). Under the agreement, Kyocera will purchase a majority of its chipsets from QUALCOMM for a period of five years, and continue its existing royalty-bearing CDMA license agreement with QUALCOMM.

"We are pleased to complete our agreement with Kyocera," said Dr. Irwin M. Jacobs, chairman and CEO of QUALCOMM. "Both companies have worked together closely to make the transfer of this business as smooth as possible. QUALCOMM's industry-leading CDMA expertise will enable Kyocera to provide CDMA phones supporting voice and data services worldwide."

Since the agreement was announced in December 1999, QUALCOMM has formed a new subsidiary, QCP Incorporated, which includes employees formerly with QUALCOMM Consumer Products. Through a strategic alliance, those employees' services are being contracted to KWC to provide design, distribution, sales and marketing support. In addition select employees of QUALCOMM Personal



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Electronics, a manufacturing joint venture between QUALCOMM and Sony
Electronics, have accepted employment with KWC. KWC, which currently leases selected QUALCOMM facilities, is responsible for integrating QUALCOMM's handset design, development, manufacturing and marketing expertise with Kyocera's global R&D and technology resources.

QUALCOMM Incorporated (www.qualcomm.com) is a leader in developing and delivering innovative digital wireless communications products and services based on the Company's CDMA digital technology. The Company's business areas include integrated CDMA chipsets and system software; technology licensing; Eudora(R) email software for Windows(R) and Macintosh(R) computing platforms; and satellite-based systems including OmniTRACS(R) and portions of the Globalstar(TM) system. Headquartered in San Diego, Calif., QUALCOMM is included in the S&P 500 Index and is a 1999 FORTUNE 500(R) company traded on the Nasdaq under the ticker symbol QCOM.

Except for the historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties, including timely product development, the, Company's ability to successfully manufacture significant quantities of CDMA or other equipment on a timely and profitable basis, and those related to performance guarantees, change in economic conditions of the various markets the Company serves, as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended September 26, 1999, and most recent Form 10-Q.

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QUALCOMM, OmniTRACS and Eudora are registered trademarks of QUALCOMM
Incorporated. Globalstar is a trademark of Loral QUALCOMM Satellite Services, Incorporated. Windows is a registered trademark of Microsoft Corp. Macintosh is a registered trademark of Apple Computer Inc. All other trademarks are the property of their respective owners.